Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

Orbitz Worldwide, Inc. (“Orbitz Worldwide”) and Orbitz, L.L.C. (collectively with their subsidiaries, the “Company”) and Bahman Koohestani (hereinafter collectively with his heirs, executors, administrators, successors and assigns, “EXECUTIVE”), mutually desire to enter into this Agreement and General Release (“Agreement” or “Agreement and General Release”) and agree that:

The terms of this Agreement are the products of mutual negotiation and compromise between EXECUTIVE and the Company; and

The meaning, effect and terms of this Agreement have been fully explained to EXECUTIVE; and

EXECUTIVE is hereby advised, in writing, by the Company that he should consult with an attorney prior to executing this Agreement; and

EXECUTIVE is being afforded at twenty-one (21) days from his Last Day of Employment to consider the meaning and effect of this Agreement; and EXECUTIVE may execute this Agreement after the Last Day of Employment but may not execute it more than twenty-one (21) days after the Last Day of Employment; and

EXECUTIVE understands and acknowledges that, if he executes this Agreement before the Last Day of Employment, it shall be null and void and of no effect; and

EXECUTIVE understands that he may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement and this Agreement shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred (“the Effective Date”). Any revocation within this period must be submitted, in writing, to the Company’s Human Resources Department and state, “I hereby revoke my acceptance of your Agreement and General Release.”  Said revocation must be personally delivered to the Company’s Human Resources Department, or mailed to the Company’s Human Resources Department and postmarked within seven (7) calendar days of execution of this Agreement; and

EXECUTIVE has carefully considered other alternatives to executing this Agreement and General Release.

THEREFORE, EXECUTIVE and the Company, for the full and sufficient consideration set forth below, agree as follows:

1.             EXECUTIVE’S Last Date of Employment shall be December 7, 2007 and EXECUTIVE shall receive all wages earned through his Last Date of Employment, less applicable taxes, withholding and other lawful deductions. Other than as set forth below, EXECUTIVE shall not be eligible for any other payments from the Company.

2.             In consideration for the execution by EXECUTIVE of this Agreement and compliance with the promises made in this Agreement, pursuant to the letter agreement between EXECUTIVE and the Company (“the Letter Agreement”) that EXECUTIVE signed on August 13, 2007, the Company agrees:

a.               to pay EXECUTIVE consideration in a lump sum amount of three hundred twenty-five thousand dollars and no cents ($325,000.00), subject to applicable taxes, withholding and deductions. This amount represents one year of EXECUTIVE’s current base annual salary and is paid pursuant to the first bullet on page two of the Letter Agreement.

b.              to pay EXECUTIVE consideration in a lump sum amount of two hundred forty-three thousand seven hundred fifty dollars and no cents ($243,750.00), subject to applicable taxes, withholding and deductions. This amount represents an amount equal to EXECUTIVE’s current annual target bonus and is paid pursuant to the second bullet on page two of the Letter Agreement.

c.               to pay EXECUTIVE consideration in a lump sum amount of one hundred four thousand four hundred sixty-one dollars and sixty-four cents ($104,461.64), subject to applicable taxes, withholding and deductions. This amount represents an amount equal to EXECUTIVE’s prorated target bonus for the second half of 2007 and is paid pursuant to the third bullet on page two of the Letter Agreement.

d.              to continue EXECUTIVE’s health plan coverage through the end of the month in which his last date of employment occurs. Thereafter, EXECUTIVE will be eligible to continue health plan coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If EXECUTIVE elects to continue health plan coverage pursuant to COBRA, the Company will subsidize his COBRA payments for the first twelve (12) months so that EXECUTIVE will pay the same monthly premiums as active employees for the same coverage; provided, however, that if EXECUTIVE is eligible for another group health plan coverage prior to the end of this period, the Company shall not be responsible for any further payments; provided, further, however, that the Company may, in its sole discretion, provide EXECUTIVE with a lump sum payment in lieu of providing a COBRA subsidy. Thereafter, EXECUTIVE will be responsible for the full payment of any COBRA premiums through the remainder of his eligibility.

e.               to pay EXECUTIVE consideration in a lump sum amount that, after applicable taxes, withholding and deductions, equals thirty-seven thousand five hundred dollars and no cents, in lieu of any relocation benefits following EXECUTIVE’s Last Date of Employment. In addition, the Company shall continue EXECUTIVE’s relocation benefits through his Last Date of Employment. For the avoidance of doubt, any expenses or costs related to EXECUTIVE’s relocation and incurred after his Last Date of Employment are the sole and complete responsibility of EXECUTIVE, not the Company.

f.                 to provide EXECUTIVE with outplacement benefits pursuant to Company policy.

g.              to provide EXECUTIVE with vesting of any equity-based awards held by EXECUTIVE with respect to Orbitz Worldwide, Inc. as, and to the extent, described in the definitive documentation related to such awards.

h.              to provide EXECUTIVE with a neutral reference to any entity other than the Released Parties. Upon inquiry to the Human Resources department, prospective employers (other than the Released Parties) will be advised only as to the dates of EXECUTIVE’s employment and his most recent job title. Last salary will be provided if EXECUTIVE has provided a written release for the same.

The payments herein will be made as soon as reasonably practicable once this Agreement has taken effect, but in no case more than sixty (60) days after EXECUTIVE’s Last Date of Employment. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and regulations promulgated thereunder.  To the extent that any provision in this agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under this agreement shall not incur an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.

3.             EXECUTIVE is obligated to pay any local, state or federal taxes that may become due and owing on the payments and benefits provided under this Agreement and in this regard agrees to hold the Company, their current and former parents, and their shareholders, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the employees, officers, directors, advisors and agents thereof (collectively referred to throughout this Agreement as the “Released Parties”, or a “Released Party”) harmless for any taxes, interest or penalties deemed by the government as due thereon from the Company or from him.

4.             EXECUTIVE understands and agrees that he would not receive the monies and/or benefits specified in paragraph 2 above, except for his execution of this Agreement, and the fulfillment of the promises contained herein, and that such consideration is greater than any amount to which he would otherwise be entitled as an employee of the Company.

5.             Except as otherwise expressly provided by this Agreement or the right to enforce the terms of this Agreement, EXECUTIVE, of his own free will knowingly and voluntarily releases and forever discharges the Released Parties, of and from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), or any nature whatsoever, known or unknown, suspected or unsuspected, which against the Released Parties EXECUTIVE or EXECUTIVE’S heirs, executors, administrators, successors or assigns ever had, now have or hereafter can shall or may have by reason of any matter, cause or thing whatsoever arising any time prior to the time EXECUTIVE executes this Agreement, including, but not limited to:

a.               any and all matters arising out of EXECUTIVE’s employment by the Company or any of the Released Parties and the termination of that employment, and that includes but is not limited to any claims for salary, allegedly unpaid wages, bonuses, commissions, retention pay, severance pay, vacation pay, or any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, any claims under the Employee Retirement Income Security Act of 1974 (except for vested benefits which are not affected by this Agreement), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act (to the extent such claims can be released), the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act (to the extent such claims can be released);

b.              Illinois Human Rights Act; Minimum Wage Law; Equal Wage Act; Equal Pay Act of 2003; Wages for Women and Minors Act; Religious Freedom Restoration Act Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim; Equal Pay Laws; School Visitation Rights Act; AIDS Confidentiality Act; Right to Privacy Law; Genetic Information Privacy Act; the Cook County Human Rights Ordinance; the Chicago Human Rights Ordinance, as amended;  and

c.               any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or termination of his employment with the Company including, but not limited to, any statutes or claims providing for the award of costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.

Nothing in the general release of claims in this paragraph 5 shall affect any vested equity granted to EXECUTIVE under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (“the Orbitz Plan”) and any vested equity granted to EXECUTIVE under the TDS Investor (Cayman) L.P. 2006 Interest Plan (“the Travelport Plan”) and the award agreements issued under the Orbitz Plan and the Travelport Plan.

6.             EXECUTIVE also acknowledges that he does not have any current charge, claim or lawsuit against one or more of the Released Parties pending before any local, state or federal agency or court regarding his employment and his separation from employment. EXECUTIVE understands that nothing in this release prevents him from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement EXECUTIVE is giving up any right to monetary recovery that is based on any of the claims he has released. EXECUTIVE also understands that if he files such a charge or complaint, he has, as part of this Agreement, waived the right to receive any remuneration beyond what EXECUTIVE has received in this Agreement.

7.             EXECUTIVE shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on EXECUTIVE’s behalf in any way arising out of or relating to the matters released under this Agreement.

8.             EXECUTIVE represents that he has not and agrees that he will not in any way disparage the Company or any Released Party, their current and former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities.

9.             EXECUTIVE acknowledges that in connection with his employment, EXECUTIVE has had access to information of a nature not generally disclosed to the public. EXECUTIVE agrees to keep confidential and not disclose to anyone, unless legally compelled to do so, Confidential and Proprietary Information. “Confidential and Proprietary Information” includes but is not limited to all Company or any Released Party’s business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and all other documentation, business knowledge, data, material, property and supplier lists, and developments owned, possessed or controlled by the Company or any Released Party, regardless of whether possessed or developed by EXECUTIVE in the course of his employment. Such Confidential and Proprietary Information may or may not be formally designated as confidential or proprietary and may be oral, written or electronic media. Regardless of any formal designation, EXECUTIVE understands and agrees that the Confidential and Proprietary Information is subject to protection under this Agreement. EXECUTIVE understands that such information is owned and shall continue to be owned solely by the Released Parties. EXECUTIVE agrees that he will not use or disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information. EXECUTIVE acknowledges that he has complied and will continue to comply with this commitment, both as an employee and after the termination of his employment. EXECUTIVE also acknowledges his continuing obligations under the Orbitz Worldwide, Inc. Code of Business Conduct and Ethics. Nothing in this provision is intended to or may be construed to limit in any way the full protection of trade secrets or confidential information under applicable law.

10.           EXECUTIVE understands that if this Agreement were not signed, he would have the right to voluntarily assist other individuals or entities in bringing claims against Released Parties. EXECUTIVE hereby waives that right and agrees that he will not provide any such assistance other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or other federal, state or local agency, or pursuant to a valid subpoena or court order. EXECUTIVE agrees that if such a request for assistance if by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, he shall advise the Company in writing of such a request no later than three (3) days after receipt of such request.

11.           EXECUTIVE acknowledges and confirms that he has returned all company property to the Company, including his identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession. In addition, any business related expenses for which he seeks reimbursement have been documented and submitted to the Company. Finally, any amounts owed to the Company have been paid.

12.           a.             For a twelve (12) month period following the date he ceases to be employed by the Company (the “Restricted Period”), i.e. December 7, 2008, EXECUTIVE shall not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company.

b.             During the Restricted Period, EXECUTIVE shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or in any way injuring the interests of the Company and the Company shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of EXECUTIVE; provided however, that, nothing herein shall preclude the Company or EXECUTIVE from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company from disclosing the fact of any termination of EXECUTIVE’s employment or the circumstances for such a termination. For purposes of this Agreement, the term “Competitor” means any enterprise or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted during or at the termination of EXECUTIVE’s employment, or then proposed to be conducted, by the Company in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company (in each case, within 100 miles of any geographical area where the Company manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services). During the Restricted Period, EXECUTIVE, without prior express written approval by the Orbitz Worldwide, Inc. Board of Directors (“the Board of Directors”), shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, in any capacity (whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise) or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time after the end of the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. EXECUTIVE acknowledges that the Company’s businesses are conducted nationally and internationally and agree that the provisions in the foregoing sentence shall operate throughout the United States and the world (subject to the definition of “Competitor”).

c.             During the Restricted Period, EXECUTIVE, without express prior written approval from the Board of Directors, shall not solicit any members or the then current clients of the

Company for any existing business of the Company or discuss with any employee of the Company information or operations of any business intended to compete with the Company.

d.             During the Restricted Period, EXECUTIVE shall not interfere with the employees or affairs of the Company or solicit or induce any person who is an employee of the Company to terminate any relationship such person may have with the Company, nor shall EXECUTIVE during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which he may be affiliated, to engage, employ or compensate, any employee of the Company.

e.             For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

f.              The period of time during which the provisions of this section shall be in effect shall be extended by the length of time during which EXECUTIVE is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

g.             EXECUTIVE agrees that the restrictions contained in this section are an essential element of the payments and benefits he is granted hereunder and but for his agreement to comply with such restrictions, the Company would not have entered into this Agreement.

h.             It is expressly understood and agreed that although EXECUTIVE and the Company consider the restrictions contained in this section to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against EXECUTIVE, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

i.              EXECUTIVE acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this section would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, EXECUTIVE agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this paragraph 12.

13.           This Agreement is made in the State of Illinois and shall be interpreted under the laws of said State. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this in full force and effect. However, if as a result of any action initiated by EXECUTIVE, any portion of the general release language were ruled to be unenforceable for any reason, EXECUTIVE shall return the payments and benefits paid under this Agreement to the Company.

14.           EXECUTIVE agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.

15.           This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

16.           This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, with the exception of any non-compete, non-solicit or confidentiality agreement between EXECUTIVE and the Company or one of their affiliates, which agreement(s) shall survive the termination of EXECUTIVE’s employment in accordance with its own terms.

17.           EXECUTIVE agrees to cooperate with and make himself readily available to Orbitz Worldwide and its General Counsel, as the Company may reasonably request, to assist it in any matter regarding the Company or their affiliates, subsidiaries, and predecessors, including giving truthful testimony in any litigation or potential litigation involving the Company and their affiliates, subsidiaries, and their predecessors, over which EXECUTIVE has knowledge or information. The Company will reimburse EXECUTIVE for any and all reasonable expenses reasonably incurred in connection with EXECUTIVE’s compliance with this paragraph.

18.           In consideration for the payments and benefits provided to EXECUTIVE under this Agreement, EXECUTIVE warrants and affirms to the Company that he has at all times conducted himself as a fiduciary of, and with sole regard to that which is in best interests of, Orbitz Worldwide and its affiliates and their predecessors. He affirms that in conducting business for Orbitz Worldwide and its affiliates and their predecessors, he has done so free from the influence of any conflicting personal or professional interests, without favor for or regard of personal considerations, and that he has not in any way violated the Orbitz Worldwide Code of Business Conduct and Ethics, the Business Ethics policy or any other of the Core Policies. Toward that end, EXECUTIVE understands that this affirmation is a material provision of this Agreement, and, should the Company determine that EXECUTIVE has engaged in business practices inconsistent with the affirmation set forth herein then EXECUTIVE agrees that he shall have committed a material breach of this Agreement, and any payments and benefits provided to EXECUTIVE under this Agreement shall not have been earned. In that case, EXECUTIVE shall be liable for the return of all payments and benefits made to him or on his behalf under this Agreement.

19.           At the same time EXECUTIVE executes this Agreement, EXECUTIVE agrees to execute and return with this Agreement the attached resignation letter concerning his appointment as director, officer, and/or any other position of responsibility requiring notification to a public registrar, or regulatory or governing body.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE. EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE  HAD OR MIGHT HAVE AGAINST THE COMPANY; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE. IF THIS DOCUMENT IS RETURNED EARLIER THAN 21 DAYS FROM THE LAST DATE OF EMPLOYMENT, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 21 DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE 21 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement.

EXECUTIVE

/s/ Bahman Koohestani
BAHMAN KOOHESTANI

Signed and sworn before me
this 7th day of December, 2007.

/s/ Chennin Kenyon
Notary Public

ORBITZ WORLDWIDE, INC.

	By:	/s/ Katherine Andreasen
	Name:	K. Andreasen
	Title:	SVP, HR

Signed and sworn to before me
this 7th day of December, 2007.

/s/ Chennin Kenyon
Notary Public

ORBITZ, L.L.C.

	By:	/s/ Katherine Andreasen
	Name:	K. Andreasen
	Title:	SVP, HR

Signed and sworn to before me
this 7th day of December, 2007.

/s/ Chennin Kenyon
Notary Public

To the Board of Directors of

Orbitz Worldwide, Inc.

500 West Madison

Chicago, IL

In connection with my employment within the Orbitz Worldwide, Inc. group of companies which, for the avoidance of doubt means Orbitz Worldwide, Inc. and/or its affiliates and subsidiaries (“Orbitz Group”) and my appointment as director, officer, and/or any other position of responsibility requiring notification to a public registrar, or regulatory or governing body (“Executive Appointments”).

I hereby resign from all and any Executive Appointments (as described above) pertaining to my employment with the Orbitz Group with effect on my last day of employment with the Orbitz  Group.

Sincerely,

/s/ Bahman Koohestani
Bahman Koohestani

Date: 12/07/07